New Income Fund
New Income Fund-Advisor
New Income Fund-R

Prospectuses dated 10/1/03


Added an operating policy for Mortgage-Backed Securities to the prospectus as follows:

Operating Policy There is no limit on fund investments in mortgage-backed securities.